July 8, 1999




Unilab Corporation
18448 Oxnard Street
Tarzana, California  91356

Re:  Merger Agreement
     ----------------

Ladies and Gentlemen:

     Reference is made to the Agreement and Plan of Merger, dated as of May 24, 1998 (the "Merger Agreement"), between Unilab Corporation (the "Company") and UC Acquisition Sub, Inc. ("Merger Sub"). This letter will confirm the agreement of the Company and Merger Sub that the time period within which Merger Sub is obligated under Section 1.7(a) of the Merger Agreement to use its reasonable efforts to convert the Merger (as defined in the Merger Agreement) into an all cash merger is hereby extended from 45 days after the date of the Merger Agreement to 60 days after the date of the Merger Agreement.

     Please confirm your agreement with the foregoing by signing where indicated below and returning to Merger Sub a copy of this Agreement.

                                        Very truly yours,

                                        UC ACQUISITION SUB, INC.


                                        By: /s/ David Wahrhaftig
                                            ------------------------------
                                            Name: David Wahrhaftig


Accepted and Agreed
as of the date first
written above:

UNILAB CORPORATION


By: /s/ Mark L. Bibi
    ------------------------------
    Name: Mark L. Bibi